FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1 Name and Address of Company

Sombrio Capital Corporation (the “Company”)
311 Tawny Road
Sarnia, Ontario N7S 5K1

Item 2 Date of Material Change

December 30, 2008

Item 3 News Release

A news release was filed on SEDAR and disseminated via Newswire on December 31, 2008.

Item 4 Summary of Material Change

The Company announced a change in control of the Company. The Company also announced the departure of a director and principal officer, as well as the appointment of a director and principal officer.

Item 5 Full Description of Material Change

On December 29, 2008 644822 British Columbia Ltd., shareholder of Sombrio Capital Corp. (the “Company”) entered into an Agreement for the Purchase of Common Stock with KIF Capital Corp., pursuant to which 644822 British Columbia Ltd. sold an aggregate of 5,000,000 shares of the Company’s common stock to KIF Capital Corp. The purchase price was $5,000. KIF Capital Corp. acquired approximately 69.5% of the total outstanding number of shares of common stock of the Company and the 5,000,000 shares represent KIF Capital Corp.’s entire beneficial holdings in the Company. KIF Capital Corp is a private corporation owned and controlled by Ken MacAlpine. 644822 British Columbia Ltd. is a private corporation owned and controlled by Derek Page.

On December 30, 2008, Derek Page voluntarily tendered his resignation as President, Chief Executive Officer, Chief Financial Officer, and Secretary of the Company, and as a result, we appointed Ken MacAlpine as our President, Chief Executive Officer, Chief Financial Officer, and Secretary, and as a member of our board of directors.

Also on December 30, 2008, after the appointment of Ken MacAlpine as a director, Derek Page resigned as a director.

Ken MacAlpine has been president of KIF Capital Corp, a private business consulting company since 1993. Mr MacAlpine has been active in the areas of commercial and residential real estate development. More recently he has focused his efforts on venture capital and corporate development in both the public and private sectors.

Item 6 Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not Applicable

Item 7 Omitted Information

None

Item 8 Executive Officer

The following senior officer of the Company is knowledgeable about the material change and may be contacted: Ken MacAlpine, President, Chief Executive Officer, Chief Financial Officer, and Secretary, Telephone: (519) 542-1229.

Item 9 Date of Report

December 31, 2008